Exhibit 99.1

                Cohesant Technologies Acquires Triton Insitutech

    INDIANAPOLIS--(BUSINESS WIRE)--Sept. 5, 2006--Cohesant Technologies Inc. (Nasdaq:COHT) today announced that it has completed the purchase of the operations and assets of Triton Insitutech, LLC. The transaction represents another significant step in the execution of Cohesant's long-term plan to be a global leader providing technologies for the protection and renewal of infrastructure.
    Triton, currently based in Orlando, Florida, is one of the leading providers of services for the protection and renewal of medium and large diameter water pipes using epoxy and other polymer linings. The Triton SpinCast System is used to rehabilitate aging water, wastewater and other pipelines, including public and private water mains. Currently, the CuraFlo Engineered Flow Lining System and the Raven Engineered System form the technology core of the operations of CIPAR Inc., the Company's infrastructure rehabilitation subsidiary. Like the CuraFlo System and the Raven System, the proprietary Triton System combines specially designed equipment with proven processes for the cleaning, preparation and application of polymer linings to damaged pipes.
    Triton, which will be known as Triton/CuraFlo after the acquisition, will become part of the Company's CIPAR subsidiary based in Cleveland, Ohio, and will benefit from a significant marketing relationship with the Company's CuraFlo dealer network. Stewart Nance, former President of Raven Lining Systems, will serve as the President of Triton/CuraFlo division and Gary Sorohan, Founder and CEO of Triton Insitutech, will serve as its General Manager.
    "Although this is a small acquisition from a financial perspective, Triton marks an important addition to CIPAR's tool chest", stated Morris Wheeler, Chief Executive Officer of Cohesant. Mr. Wheeler further stated, "We now have technologies suitable for the protection and renewal of pipelines of all sizes and also other concrete infrastructure. We can address potable water, wastewater and other applications in both the public and private marketplace. With Gary Sorohan on our team, CIPAR is poised to become a more significant player in all these markets."
    Gary Sorohan stated, "Triton has always enjoyed a mutually beneficial relationship with the CuraFlo and Raven divisions of CIPAR. I am excited to become part of the Cohesant team and with its additional resources take advantage of the many opportunities before us."
    Cohesant Technologies Inc., based in Indianapolis, Indiana is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure, the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment and the design, development, manufacture and sale of specialty coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, GlasCraft, Guardian, Probler, Raven and Triton/CuraFlo.
    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo and Triton acquisition and the Company's ability to expand its licensing and rehabilitation business.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611